Exhibit 10.1

Executive Officer	2008 Base Salary(1)	2008 Target Bonus (% of Base Salary)(2)

Henry E. Blair Chairman, President and Chief Executive Officer	$650,000	45.0%

Gustav A. Christensen Executive Vice President and Chief Business Officer	$375,000	40.0%

Stephen S. Galliker Executive Vice President, Finance and Chief Financial Officer	$301,479	37.5%

Ivana Magovcevic-Liebisch, Ph.D., J.D. General Counsel and Executive Vice President of Administration	$355,000	37.5%

Clive R. Wood, Ph.D. Executive Vice President, DiscoveryResearch and Chief Scientific Officer	$355,000	37.5%

 (1) These base salaries were made retroactive to January 1, 2008.

 (2) The target bonus opportunity can be exceeded by up to 20% of the target for exceptional performance. For example, an executive with a target bonus of 30% who has outstanding performance can receive a bonus of as much as 36% of base salary.